ITEX CEO TO PRESENT AT MONTGOMERY TECHNOLOGY CONFERENCE

Software as a Service Strategy to be Announced

Bellevue, WA – February 28, 2008 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today announced that ITEX Chairman and CEO Steven White is scheduled to present Tuesday, March 11th at 8:30 AM (PST) at the Montgomery Technology Conference in Santa Monica, CA.

Mr. White is expected to discuss ITEX’s current operations and announce the Company’s strategy to enter the Software as a Service (SaaS) market. A video replay and copy of the slide presentation will be available on the ITEX website (www.itex.com), under the Investor Relations section, from the end of the day on March 11, 2008 through May 31, 2008.

Steven White, Chairman and CEO of ITEX, stated “We are pleased to be invited to present the ITEX story to this technology-savvy audience and to announce our entrance into the SaaS market. ITEX has grown revenue 50% since fiscal 2005and is expected to reach $15,000,000 in fiscal 2008. Operating income has increased on average 25% annually; more than 142% what it was in 2004, exceeding $1,500,000 in fiscal 2007. Part of our success is attributed to our dynamic and robust internet based technology platform which has proven to be practical, easy-to-use, efficient and scalable. For the last couple of years we have enhanced our platform in order to capitalize on a large opportunity for our Company - to offer our technology platform, and the many features and benefits it provides, to other businesses; so they may enhance the value proposition and revenue streams for their marketplace or community, while at the same time creating new revenue streams for us.”

Mr. White continued, “ITEX launched its internet based platform in 2003, internally named TEAM (Trade Exchange Account Manager). More than just Customer Relationship Management (CRM) software, the platform has payment processing, record-keeping, and billing functionality and provides comprehensive transaction data on 24,000 active members within the ITEX trading community as they complete over 1,000 transactions each business day. Our web interface can be customized and branded for a variety of online marketplaces or communities. What makes our platform unique is its ability to track both cash transactions and those based on non-cash currencies, such as rewards, points, units or other consideration a vendor decides to use.”

Steven White’s presentation at the Montgomery Technology Conference will be the first opportunity for ITEX to showcase its new SaaS strategy.

About Montgomery

Montgomery & Co. is a leading provider of merger and acquisition advisory, private placements, and private equity for companies in the media, communications, information technology and healthcare sectors. Montgomery & Co. has emerged as the premier investment banking alternative for growth companies in the United States by offering its clients in-depth industry knowledge, financial expertise, access to key relationships and a high degree of customer service.

Montgomery & Co.’s primary offices are in Santa Monica, San Francisco, and San Diego.  Montgomery & Co. is a member of the National Association of Security Dealers, Inc. (NASD), and its professional associates are registered with the NASD-SIPC.  For more information, please visit www.monty.com.

The 5th Annual Montgomery Technology Conference will gather a highly select group of 750-plus venture, private equity, public institutional investors and senior technology executives from around the world. Conference highlights include 90 high-quality private companies, 50 industry-leading public companies, industry keynotes and panels.

About ITEX - ITEX, The Membership Trading Community SM, is a thriving community of member businesses buying and selling more than $270 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, WA.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

 This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of February 28, 2008, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com